Exhibit 8.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

June 15, 2021

Tailwind Acquisition Corp.

1545 Courtney Avenue

Los Angeles, California 90046

Ladies and Gentlemen:

We are U.S. tax counsel to Tailwind Acquisition Corp., a Delaware corporation (“Tailwind”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”) (Registration No. 333-254729) originally filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2021, under the Securities Act of 1933, as amended (the “Securities Act”), by Tailwind.

The Registration Statement is being filed in connection with the transactions contemplated by the Business Combination Agreement, dated as of March 1, 2021 by and among Tailwind, Compass Merger Sub, Inc., a Delaware corporation (“Merger Sub”), QOMPLX, Inc., a Delaware corporation (the “QOMPLX”) and Rationem, LLC, a Delaware limited liability company, in its capacity as the representative of the stockholders of QOMPLX.

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

You have requested our opinion concerning the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of QOMPLX Common Stock” in the Registration Statement. In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.            All original documents submitted to us (including signatures thereto) are authentic, accurate and complete, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had, or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger (as defined in the Business Combination Agreement);

b.            All factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the Merger are true, accurate and complete as of the date hereof and, at all times up to and including the effective time of the Merger, will continue to be true, accurate and complete; and

Tailwind Acquisition Corp. June 15, 2021 Page 2

c.            All parties to the Business Combination Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms and conditions of the Business Combination Agreement and such other documents, the description of the Merger in the Registration Statement is true, accurate and complete, the Merger will be consummated in accordance with such description, without any waiver, modification or breach of any material provision thereof, and the Merger will be effective under applicable U.S. federal and state corporate and other laws.

This opinion is based on current provisions of the United States Internal Revenue Code of 1986 (the “Code”), the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the receipt of New QOMPLX Common Stock in exchange for QOMPLX Common Stock pursuant to the Merger, or any matter other than those specifically covered by this opinion.

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of QOMPLX Common Stock” insofar as they address the material U.S. federal income tax consequences of the receipt and ownership of the New QOMPLX Common Stock received in the Merger by holders of shares of QOMPLX Common Stock and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP